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                              NEWS RELEASE



DATE:   OCTOBER 21, 1996               CONTACT: PETER VAN KLEECK
                                                PRESIDENT & CEO
                                                (914) 897-7400


                       EARNINGS IMPROVE
            STOCK REPURCHASE AND DIVIDEND ANNOUNCED
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FISHKILL, NEW YORK (NASDAQ: PSBK).....Progressive Bank, Inc., the
parent company of Pawling Savings Bank, reported earnings for the third quarter of 1996 of $2.5 million or $0.97 per share as compared to $1.8 million or $0.68 per share for the same period in 1995, an increase of $703,000 or $0.29 per share. Earnings for the nine months ended September 30, 1996 were $7.4 million or $2.82 per share as compared to $5.0 million or $1.82 per share for the same period in 1995.

     The increase in net income was primarily due to an increase in net interest income and a decline in income tax expense, partially offset by higher loan loss provisions and operating expenses. The Company's income tax expense for the third quarter of 1996 included the recognition of a $941,000 tax benefit relating to the settlement of certain prior years' New York State income tax returns. The nine-month results in 1996 also reflect a similar Federal tax benefit of $1.5 million recognized in the second quarter.

     The Company is pleased to announce plans for a fourth stock repurchase program whereby 130,000 shares or approximately 5% of outstanding stock will be repurchased over the next six to nine months.

     The Board of Directors of Progressive, at its October 8,
1996 meeting, declared a quarterly dividend of $0.20 per share to shareholders of record October 31, 1996, payable November 29,
1996.